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                                                                  EXHIBIT (a)(9)
                           DELAWARE POOLED TRUST, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION



         Delaware Pooled Trust, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies, in accordance with Section 2-208 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation has authority to issue Two Billion (2,000,000,000) shares of Common Stock with a par value of One Cent ($0.01) per share, having an aggregate par value of Twenty Million Dollars ($20,000,000). Of such Two Billion (2,000,000,000) shares of Common Stock, One Billion One Hundred Fifty Million (1,150,000,000) shares of the Common Stock have been classified and allocated as follows: (i) Fifty Million (50,000,000) shares have been classified and allocated to each of The Large-Cap Value Equity Portfolio, The Mid-Cap Growth Equity Portfolio, The International Equity Portfolio, The Intermediate Fixed Income Portfolio, The Limited-Term Maturity Portfolio, The Global Fixed Income Portfolio, The International Fixed Income Portfolio, The Small/Mid-Cap Value Equity Portfolio, The High-Yield Bond Portfolio, The Labor Select International Equity Portfolio, The Global Equity Portfolio, The Emerging Markets Portfolio, The Real Estate Investment Trust Portfolio II, The Diversified Core Fixed Income Portfolio, The Aggregate Fixed Income Portfolio, The International Mid-Cap Sub Portfolio, The Growth and Income Portfolio and The Small-Cap Growth Equity Portfolio series; and (ii) Two Hundred Fifty Million (250,000,000) shares have been classified and allocated to The Real Estate Investment Trust Portfolio series. Additionally, The Real Estate Investment Trust Portfolio series is further subdivided and classified into five separate classes, with individual rights and preferences, all as described in the Articles of Incorporation, as amended and supplemented.

         SECOND: The Board of Directors of the Corporation, at a meeting held on September, 17, 1998, adopted resolutions classifying and allocating One Hundred Million (100,000,000) shares of the Common Stock that had previously been authorized, but unclassified and unallocated, to increase the number of shares classified and allocated to The Global Fixed Income Portfolio series by Fifty Million (50,000,000) shares and The International Equity Portfolio series by Fifty Million (50,000,000) shares. As a result of such classification and allocation, Seven Hundred Fifty Million (750,000,000) shares of the Corporation's Common Stock remain authorized but unclassified and unallocated shares.

         THIRD: After giving effect to the aforesaid classification and allocation of the authorized Common Stock, the Corporation has authority to issue Two Billion (2,000,000,000) shares of Common Stock with a par value of One Cent ($0.01) per share ("Common Stock"), having an aggregate par value of Twenty Million Dollars ($20,000,000). Of such Two Billion (2,000,000,000) shares of Common Stock, One Billion Two Hundred Fifty Million


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(1,250,000,000) shares of the Common Stock have been classified and allocated as follows: (i) Fifty Million (50,000,000) shares have been classified and allocated to each of The Large-Cap Value Equity Portfolio, The Mid-Cap Growth Equity Portfolio, The Intermediate Fixed Income Portfolio, The Limited-Term Maturity Portfolio, The International Fixed Income Portfolio, The Small/Mid-Cap Value Equity Portfolio, The High-Yield Bond Portfolio, The Labor Select International Equity Portfolio, The Global Equity Portfolio, The Emerging
Markets Portfolio, The Real Estate Investment Trust Portfolio II, The
Diversified Core Fixed Income Portfolio, The Aggregate Fixed Income Portfolio, The International Mid-Cap Sub Portfolio, The Growth and Income Portfolio and The Small-Cap Growth Equity Portfolio series; (ii) One Hundred Million (100,000,000) shares of Common Stock have been classified and allocated to each of The Global Fixed Income Portfolio and The International Equity Portfolio series; and (iii) Two Hundred Fifty Million (250,000,000) shares have been classified and allocated to The Real Estate Investment Trust Portfolio series. Additionally,
The Real Estate Investment Trust Portfolio series is further subdivided and classified into five separate classes, with individual rights and preferences, all as described in the Articles of Incorporation, as amended and supplemented.

         FOURTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

         FIFTH: The shares of The Global Fixed Income Portfolio and The International Equity Portfolio have been classified and allocated herein by the Board of Directors pursuant to authority contained in Article Fifth of the Articles of Incorporation of the Corporation.

         SIXTH: These Articles Supplementary shall become effective immediately upon filing.

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf on this 6th day of October, 1998 by its Vice President, who acknowledges that these Articles Supplementary are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.


                                                     DELAWARE POOLED TRUST, INC.

                                                     By /s/Eric E. Miller
                                                        -----------------
                                                        Eric E. Miller
                                                        Vice President


ATTEST:


/s/Richelle S. Maestro
----------------------
Richelle S. Maestro
Assistant Secretary